QuickLinks -- Click here to rapidly navigate through this document

EXHIBIT 10.16

Ultimate Electronics, Inc.
Bonus Plans
for Fiscal Years Ended
January 31, 2001 and January 31, 2002

        Under our bonus plans, our executive officers may be awarded bonuses from an annual bonus pool, quarterly performance bonuses and discretionary bonuses determined by the Board. The parameters under the annual bonus pool are changed from year to year at the discretion of the Board.

        Fiscal 2001.    In fiscal 2001, the annual bonus pool was equal to $380,000 plus 14% of pretax earnings, prior to any bonus accrual, in excess of $23,800,000.

        Fiscal 2002.    In fiscal 2002, the annual bonus pool was equal to 12.25% of pretax earnings, prior to any bonus accrual, in excess of $26,500,000 up to $31,200,000, plus 14% of pretax earnings, prior to any bonus accrual, in excess of $31,200,000.

QuickLinks

  EXHIBIT 10.16